Exhibit 99.1

Hercules Adds Highly Regarded Former Commercial Banking Executive, Doreen Woo Ho to Its Board of Directors

PALO ALTO, Calif., October 25, 2016 – Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company to innovative, venture growth, pre-IPO and M&A stage companies backed by leading venture capital firms, today announced that effective October 22, 2016, Doreen Woo Ho, highly regarded former commercial banking executive, was appointed to the Hercules board of directors. Ms. Woo Ho brings over 35 years of commercial and consumer banking operating experience, and is a seasoned and nationally recognized executive with general management and executive leadership skills.

Ms. Woo Ho will serve on the Compensation Committee.

“As Hercules continues to grow, it is important that we continue to add highly experienced and qualified independent board members,” said Manuel A. Henriquez, chairman and chief executive officer of Hercules. “We are pleased to welcome Ms. Doreen Woo Ho to our board. I have every confidence that Doreen’s outstanding wealth of banking experience will only expand and strengthen our already strong board of independent board members, and that she will make many contributions to Hercules’ future success given her seasoned senior executive experience.”

Ms. Woo Ho is a retired senior executive who has held top management roles at some of the largest commercial banks in America, including Wells Fargo Bank, Citibank and United Commercial Bank. In 2009, she was President, CEO and Board Member of United Commercial Bank, a leading Asian community and commercial bank headquartered in San Francisco, with assets over $12.7 billion. From 1998 to 2008, Ms. Woo Ho served as President of the Consumer Credit Group at Wells Fargo Bank. Prior to Wells Fargo, she served as Sr. Vice President of National Business Banking, US Consumer Bank and other multiple positions in corporate and consumer lending at Citibank from 1974 to 1998.

Ms. Woo Ho currently serves as an independent Director for U.S. Bank, the fifth largest commercial bank in the US. She has also been serving as Commissioner of the Port of San Francisco since 2011 and on the Board of Directors of the San Francisco Opera since 1992.

Ms. Woo Ho was ranked among the top five in 2007 and recognized consecutively on the list from 2003 to 2007 for the 25 Most Powerful Women in Banking by US Banker Magazine. In addition, she was also recognized from 2003 to 2009 on the list of the Bay Area 100 Most Influential Women by the San Francisco Business Times.

Ms. Woo Ho received her Bachelor of Arts in History from Smith College and her Master of Arts in East Asian Studies from the School of International and Public Affairs at Columbia University.

Boardspan Inc. advised Hercules Capital in her appointment.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $6.3 billion to over 360 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of:

•	7.00% Unsecured Notes due April 2019, NYSE listed under the symbols “HTGZ,”

•	7.00% Unsecured Notes due September 2019, NYSE listed under the symbols “HTGY,” and

•	6.25% Unsecured Notes due July 2024, NYSE listed under the symbols “HTGX.”

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578 HT-HN

mhara@htgc.com